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                                                                    Exhibit 99.1

                [Horace Mann Educators Corporation logo omitted]

                                                         Dwayne D. Hallman
                                                         Senior Vice President -
                                                              Finance
                                                         Horace Mann Educators
                                                            Corporation
                                                         (217) 788-5708
                                                         www.horacemann.com

                       HORACE MANN ISSUES EARNINGS WARNING

SPRINGFIELD, Ill., July 28, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) announced today that its net income for the second quarter and six months ended June 30, 2003 was negatively affected by approximately 15 cents per share due to an increase in property and casualty claims reserves. Based on recently completed reserve studies, total property and casualty reserves were increased by approximately $10 million compared to March 31, 2003. The increase was attributable to adverse development of prior years' reserves, primarily voluntary automobile.

Net income was also adversely impacted by widespread severe weather experienced in the current period. Second quarter 2003 catastrophe losses of $7.3 million after tax were nearly three times greater than the same period last year and approximately 6 cents per share above expected levels. In addition to these factors, full year net income is expected to reflect lower than anticipated investment income as a result of pressures on the portfolio yield from declining interest rates.

As a result of the above factors, the company has concluded that the previously announced 2003 full year earnings guidance is no longer appropriate. The company will provide additional detail, as well as revised guidance, in its upcoming quarterly earnings release and related earnings conference call.

The company's second quarter earnings release is scheduled for August 4, 2003. Management of Horace Mann will host a conference call on August 5, 2003 at 10:00 a.m. EDT to discuss the information announced today and other matters relevant to the company's second quarter financial results. The call will be simulcast over the Internet and can be accessed by logging on to a link on the Horace Mann website at www.horacemann.com. For

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those unable to listen to the simulcast, on-demand replay will be available via the Internet through September 5, 2003 or telephone through August 12, 2003. To listen to a telephone replay of the call, dial 973-341-3080 (pin number 3989868).

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides retirement annuities, life insurance, property/casualty insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange as HMN. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

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